IMMEDIATE RELEASE                       November 3, 2005
                CONTACTS:
                Brent Larson,                           Tim Ryan,
                Vice President / CFO                    The Trout Group
                614 793 7500                            212 477 9007

--------------------------------------------------------------------------------

          NEOPROBE PROVIDES THIRD QUARTER RESULTS & DEVELOPMENT UPDATE
                            Conference Call Scheduled

DUBLIN, OHIO - November 3, 2005 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated operating results for the third quarter of 2005. Third quarter results included net device sales of $1.3 million compared to $1.5 million for the third quarter of 2004. Year-to-date net device sales for the first three quarters of 2005 were $4.5 million compared to $4.1 million for the same period in 2004. In addition, Neoprobe reported a net loss of $1.3 million or $0.02 per share compared to a loss of $239,000 or $0.00 per share for the comparable period in 2004. Neoprobe reported a year-to-date net loss of $3.6 million for the first three quarters of 2005 compared to $1.3 million for the same period in 2004. The year-to-date net loss for the three quarters of 2005 included $1.1 million in non-cash charges (consisting primarily of amortization of intangible assets and amortization of warrant and debt-issuance charges related to the financing that was completed in December
2004) compared to total non-cash charges of $575,000 through the first three quarters of 2004.

Brent Larson, Neoprobe's Vice President, Finance and CFO, said, "Our year-to-date device sales demonstrate continued strong performance from our gamma device business. Continued growth in the out-of-warranty service and extended service contract aspects of our gamma device business are helping offset the effect of quarterly fluctuations in purchases from our primary device marketing partner. Sales of our blood flow devices continued to provide only a minor contribution to the increase in sales for the quarter. We are continuing to train distributors and are starting to see increases in the number of device evaluations in hospitals which we hope will translate into revenue as the capital sales cycle is completed over the coming months. We believe the next six months will be critical in evaluating the results from recent distributor retraining and re-invigoration of the sales process for our Quantix/OR(TM) device."

David Bupp, Neoprobe's President and CEO, said, "The increase in operating expenses during the quarter over the prior year was primarily due to the costs of non-clinical testing and drug manufacturing validation and production activities associated with Lymphoseek(TM). Our development efforts continue to move Lymphoseek forward, albeit not as rapidly as we had originally anticipated. However, we believe that proactively following the guidance of FDA will ultimately help us to avoid some of the recent regulatory disappointments experienced in our industry and may expedite the review process for the drug. We continue to expect our overall out-of-pocket development costs for Lymphoseek will total approximately $5 million and that the contribution from our device businesses will continue to cover the majority of our corporate overhead to enable us to devote our resources to the development of recurring revenue products."

Neoprobe also provided the following update to its drug and therapeutic development initiatives.

Lymphoseek Development Update

Neoprobe continues to have an active dialogue with FDA regarding Lymphoseek and believes the process is continuing to move forward in a positive manner. In late September, Neoprobe received a letter confirming feedback from recent discussions with FDA regarding the amendment to our Investigational New Drug
(IND) application. In its feedback, FDA formalized a very stringent non-clinical

                                     -more -

NEOPROBE CORPORATION
ADD - 2

template for drug safety involving a total of seven tests. The original Lymphoseek development timeline did not include plans for two repeat dose studies that are being required as a part of the seven tests. We did not expect to have to complete such extensive repeat dose testing due to our assessment that the likelihood of any patient ever receiving two administrations of Lymphoseek would be very low. However, all seven non-clinical tests, including the repeat dose studies, have now been completed. Based on a review of the preliminary reports from these tests, we are not aware of any drug-related adverse findings. The completion of these non-clinical tests has taken longer than our original estimates due to the availability of resources at the testing labs and the extended timelines for completing the testing process as a result of having to use radioactive compounds in the two repeat dose tests to detect the presence of the drug.

FDA's September letter also confirmed that we will be required to use the final commercial drug, produced under Good Manufacturing Practices (GMP) conditions, in the conduct of the Phase II trial. Our original developmental timeline for Lymphoseek had anticipated using drug produced by the University of California, San Diego (UCSD) rather than commercially produced material. Our original assessment was based on historical precedents from other similar drug products. However, after evaluating the impact of FDA's requirement for us to use the final commercial drug for the Phase II trial, we believe that while delaying the start of the Phase II in order to answer FDA's chemistry, manufacturing and controls (CMC) questions surrounding Lymphoseek will focus FDA's review of the New Drug Application (NDA) on efficacy from the pivotal trial and ultimately put us in a much stronger regulatory position once the NDA is filed.

It is now our plan to file the non-clinical study reports with FDA in December. At roughly the same time, our drug manufacturing partners, Reliable Biopharmaceuticals and Cardinal Health, will have completed their development and validation work and have provided responses to the CMC questions raised by FDA. The anticipated review cycle for the non-clinical and CMC information should permit the current clinical hold to be released by FDA at roughly the same time as commercial drug is available in the middle of the first quarter of 2006.

The effects of these changes have required that we adjust our timelines and expectations for Lymphoseek. Prior to the most recent delays in completing the battery of non-clinical safety studies and the requirement to use final commercial material, we had hoped to start the Phase II in the fourth quarter of 2005 followed shortly thereafter by the pivotal trial. We now believe that enrollment of patients in the Phase II trial will not be completed until sometime during the first half of 2006 with the pivotal (i.e., Phase III) trial starting in the second half of 2006. Our goal of filing the NDA by mid-year 2006 has now been revised to the end of 2006; however, we believe that strenuously following the guidance we are receiving from FDA will ultimately pay dividends in the review process for the NDA as we remain highly confident in the clinical benefit and market potential of Lymphoseek. We continue to believe that Lymphoseek can be commercialized in the later part of 2007 and that the drug, if approved, should provide a significant positive financial contribution to Neoprobe in 2008.

RIGScan(R) CR Development Update

Neoprobe recently filed a request to establish a corporate IND application for a modified chimeric (i.e., humanized) version of RIGScan CR. With the establishment of a corporate IND, responsibility for the clinical and commercial development of this humanized version of RIGScan CR will be officially transferred from a physician-sponsored IND to Neoprobe.

David C. Bupp, Neoprobe's President and CEO, said, "We believe moving forward with a humanized version of RIGScan CR will address a number of concerns raised by FDA and will ultimately result in a more producible, reliable and effective drug. The potential partners we are in active discussions with, along with our regulatory advisors and representatives from various regulatory agencies, have all indicated a strong preference for using a humanized antibody in further RIGScan CR development activities."

                                     -more -

NEOPROBE CORPORATION
ADD - 3

Neoprobe's contract statisticians have also recently concluded, based on data published earlier this year on adjuvant post-operative chemotherapies for colorectal cancer, that it will be necessary to increase the number of patients in a proposed pivotal trial for RIGScan CR to approximately 2,200 in order to show a statistically valid differential in time to recurrence between patients treated using RIGScan CR versus other more traditional methods. Bupp continued "We expect the increase in patients will cause an increase in the development cost; however, we expect that the effect on the development timeline, once a partner is secured and development commences, will be less than six months. We continue to have active dialogue with multiple potential development partners for RIGScan CR. We would characterize the tone of the discussions with the various parties to be active and positive and we are working to conclude a transaction. We have made each of the parties aware of the change in trial size as a part of our ongoing discussions and will continue to update the shareholders as events warrant."

Cira Biosciences Update

Cira Biosciences, Inc. fundraising efforts thus far have been unsuccessful. Bupp commented, "The current state of the capital markets following recent biotech failures has made it difficult to secure the resources we were originally seeking. We are in the process of re-evaluating our capital needs and investigating alternative, venture-based sources of funding."

Neoprobe's President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company's third quarter 2005 results via a conference call scheduled for 11:00 AM EST today, Thursday, November 3, 2005.

The conference call can be accessed live as follows:

o     U.S. Toll Free Dial-In number: 1-877-407-8033
o     International Dial-In number 1-201-689-8033

A replay of the conference call will be available for 7 days following the call. The replay dial-in number for the U.S. is 1-877-660-6853 and the dial-in number for international callers is 1-201-612-7415. To access the call, enter the Account number (286) and the Conference ID (176135).

About Neoprobe

Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix(R) line of blood flow measurement products. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek(TM) and RIGScan(R) CR. Neoprobe's recently formed subsidiary, CIRA Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

                                     -more -

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                September 30,    December 31,
                                                    2005             2004
                                                 (unaudited)
                                                ------------     ------------
Assets:

Cash and cash equivalents                       $  3,560,771     $  9,842,658
Available-for-sale securities                      3,470,758               --
Other current assets                               1,856,622        1,594,286
Intangible assets, net                             2,212,195        2,519,109
Other non-current assets                           1,178,747        1,409,842
                                                ------------     ------------

Total assets                                    $ 12,279,093     $ 15,365,895
                                                ============     ============

Liabilities and stockholders' equity:

Current liabilities                             $  1,020,957     $  1,009,936
Notes payable, net of discounts                    5,844,236        5,491,494
Warrant liability                                         --        2,560,307
Other liabilities                                    104,611          140,328
Stockholders' equity                               5,309,289        6,163,830
                                                ------------     ------------

Total liabilities and stockholders' equity      $ 12,279,093     $ 15,365,895
                                                ============     ============

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Three Months Ended                     Nine Months Ended
                                             September 30,      September 30,      September 30,      September 30,
                                                 2005               2004               2005               2004
                                              (unaudited)        (unaudited)        (unaudited)        (unaudited)
                                            --------------     --------------     --------------     --------------
Revenues:
   Net sales                                $    1,333,536     $    1,525,134     $    4,500,301     $    4,098,679
   License revenue and other                            --            200,000                 --            600,000
                                            --------------     --------------     --------------     --------------
      Total revenues                             1,333,536          1,725,134          4,500,301          4,698,679
                                            --------------     --------------     --------------     --------------

Cost of goods sold                                 532,601            643,303          1,738,157          1,692,084
                                            --------------     --------------     --------------     --------------

Gross profit                                       800,935          1,081,831          2,762,144          3,006,595
                                            --------------     --------------     --------------     --------------

Operating expenses:
   Research and development                      1,106,242            588,435          3,048,056          1,766,265
   Selling, general and administrative             689,030            695,399          2,352,977          2,361,941
                                            --------------     --------------     --------------     --------------
      Total operating expenses                   1,795,272          1,283,834          5,401,033          4,128,206
                                            --------------     --------------     --------------     --------------

Loss from operations                              (994,337)          (202,003)        (2,638,889)        (1,121,611)
                                            --------------     --------------     --------------     --------------

Interest expense                                  (340,366)           (42,494)        (1,001,844)          (158,647)
Increase in warrant liability                           --                 --           (142,427)                --
Other income, net                                   50,236              5,739            151,511             23,050
                                            --------------     --------------     --------------     --------------

Net loss                                    $   (1,284,467)    $     (238,758)    $   (3,631,649)    $   (1,257,208)
                                            ==============     ==============     ==============     ==============

Loss per common share:
   Basic                                    $        (0.02)    $        (0.00)    $        (0.06)    $        (0.02)
   Diluted                                  $        (0.02)    $        (0.00)    $        (0.06)    $        (0.02)

Weighted average shares outstanding:
   Basic                                        58,469,103         58,076,622         58,414,293         56,290,885
   Diluted                                      58,469,103         58,076,622         58,414,293         56,290,885